Exhibit 99.21

EXECUTION COPY

AMENDED AND RESTATED AGREEMENT

AMENDED AND RESTATED AGREEMENT dated as of October 2, 2009 (this “Agreement”) between Maximus Holdings Inc., a Delaware corporation (“Parent”), STG III, L.P., a Delaware limited partnership (“STG III”), STG III-A, L.P., a Delaware limited partnership (“STG III-A” and, together with STG III, the “STG Parties”), Elliott Associates, L.P., a Delaware limited partnership (“Elliott”), and Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International” and, together with Elliott, the “Elliott Parties”).

RECITALS

WHEREAS, this Agreement is meant to supersede and replace the Agreement by and between Parent, the STG Parties and the Elliott Parties dated as of July 7, 2009 relating to the subject matter hereof (“Prior Termination Fee Agreement”).

WHEREAS, reference is hereby made to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) among MSC.Software Corporation (the “Company”), Parent, and Maximus Inc.

WHEREAS, capitalized terms used herein and not defined have the meanings specified in the Merger Agreement.

WHEREAS, pursuant to (a) Section 11.04(c) of the Merger Agreement, Parent may pay Company $40,000,000 (the “Parent Termination Fee”) and (b) Section 11.04(d) of the Merger Agreement, Parent may pay certain costs and expenses incurred by Company and interest thereon (such costs and expenses, together with any accrued interest thereon, the “Company Fees and Expenses”).

WHEREAS, pursuant to that certain Limited Guarantee dated as of the date hereof (the “Limited Guarantee”) by STG III and STG III-A in favor of Company, STG III and STG III-A have, severally and not jointly, guaranteed their ratable portion of Parent’s obligation to pay the Parent Termination Fee to Company under Section 11.04(c) of the Merger Agreement and the Company Fees and Expenses to Company under Section 11.04(d) of the Merger Agreement.

WHEREAS, Elliott and Elliott International have agreed, severally and not jointly, that they will pay an aggregate amount equal to their respective Pro Rata Portions (as defined below) of the Parent Termination Fee and the Company Fees and Expenses to (a) Parent in the event Parent elects to pay such amounts pursuant to the Merger Agreement and (b) STG III and STG III-A in the event STG III and STG III-A elect to pay such amounts pursuant to the Limited Guarantee.

WHEREAS, the “Pro Rata Portion” for Elliott shall be 14.4%, and the “Pro Rata Portion” for Elliott International shall be 21.5%.

WHEREAS, pursuant to Section 11.04(b) of the Merger Agreement, the Company may pay Parent $13,000,000 (the “Termination Fee”).

WHEREAS, in the event the Company elects to pay the Termination Fee pursuant to the Merger Agreement, Parent has agreed that it will pay to Manchester Securities Corp., a New York corporation and a wholly-owned subsidiary of Elliott (“Manchester”), a portion of such amount as set forth in Section 1(c) below.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Prior Termination Fee Agreement is amended and restated to read as follows:

1. Agreement. (a) Elliott and Elliott International each, severally and not jointly, agrees to pay to Parent (or, if STG III and STG III-A pay the Parent Termination Fee and/or Company Fees and Expenses under the Limited Guarantee, to STG III and STG III-A), promptly following receipt of notice from Parent (or, if applicable, by STG III and STG III-A) that Parent (or, if applicable, STG III and STG III-A), in its (or their) sole discretion, has elected to pay Company the Parent Termination Fee and/or the Company Fees and Expenses under the Merger Agreement (together with reasonable documentation of such election to make such payments), (i) $5,742,222 and $8,613,333 with respect to Parent’s (or, if applicable, STG III’s and STG III-A’s) payment of the Parent Termination Fee, respectively, such amounts representing Elliott’s and Elliott International’s respective Pro Rata Portions of the Parent Termination Fee and (ii) its Pro Rata Portion of the Company Fees and Expenses with respect to the payment of same by Company (or, if applicable, STG III and STG III-A), in the case of each of clauses (i) and (ii) above, to the account (or accounts) designated by written notice of Parent (or, if applicable, STG III and STG III-A). If the Elliott Parties pay any amounts to Parent (or, if applicable, STG III and/or STG III-A) pursuant to this Section 1, then (i) Parent (or, if applicable, of STG III and STG III-A) shall promptly pay such amounts in respect of the Parent Termination Fee and/or Company Fees and Expenses, as applicable and (ii) Parent (or, if applicable, STG III and STG III-A) shall concurrently pay its or their respective portions of the Parent Termination Fee and/or Company Fees and Expenses and, if the requirements of clause (i) or (ii) are not so satisfied, such amounts so paid by the Elliott Parties shall be promptly refunded to the Elliott Parties. Notwithstanding the foregoing, the Elliott Parties shall have no obligation to reimburse Parent, STG III or STG III-A with respect to any Company Fees and Expenses resulting from a Willful Breach of Section 11.04 of the Merger Agreement by Parent. There shall be deemed to be a “Willful Breach” by Parent of Section 11.04 of the Merger Agreement if (i) Parent shall have materially and willfully breached Section 11.04 and (ii) Parent shall have had knowledge (as such term is used in the Merger Agreement), at the time of Parent’s breach of Section 11.04, that Parent was breaching Section 11.04; provided, however, a Willful Breach shall not have occurred to the extent Parent’s breach of Section 11.04 resulted from the Elliott Parties breach of its obligations hereunder.

(b) In the event Company reimburses any of Parent, STG III or STG III-A for any amounts paid by such parties pursuant to any of Sections 11.04(c) or 11.04(d) of the Merger Agreement or the Limited Guarantee (such amount received by each such party being, the “Reimbursed Amount”), as applicable, each of Parent, STG III and STG III-A shall, promptly following receipt of such payment, pay to each of Elliott and Elliott International its respective Pro Rata Portion of the Reimbursed Amount so received.

(c) Parent agrees to pay to Manchester, promptly following the payment by the Company of the Termination Fee, an amount equal to: (i) any expenses (the “Elliot Expenses”) incurred by Elliott and its Affiliates (other than the Company) after April 10, 2009 in connection with the acquisition of the Company as contemplated by the Merger Agreement and the related arrangements among the Elliott Parties and the STG Parties (the “Transaction”) plus (ii) the Elliott Termination Payment Remainder. For the purposes herein, the “Elliott Termination Payment Remainder” shall mean: (x) .359 multiplied by (y) (i) $13,000,000 minus (ii) any expenses incurred by the Parent and its Affiliates (other than the Company) in connection with the Transaction (the “Parent Expenses,” and together with the Elliot Expenses, the “Transaction Expenses”) minus (iii) the Elliot Expenses minus (iv) to the extent payable, the portion of the Termination Fee payable by Parent to Wells Fargo Foothill, LLC and CapitalSource Bank (which for the avoidance of doubt shall equal (A) 0.10 multiplied by (B) (1) the Termination Fee minus (2) the Transaction Expenses) minus (v) to the extent payable, the portion of the Termination Fee payable by Parent to Barclays Structured Principal Investing Fund, L.P.(which for the avoidance of doubt shall equal (A) 0.075 multiplied by (B) (1) the Termination Fee minus (2) the Transaction Expenses).

2. Third Party Beneficiaries. Manchester shall be deemed to be a third-party beneficiary of this Agreement. Nothing set forth in this Agreement shall affect or be construed to confer or give any Person other than Manchester, the Elliott Parties and the STG Parties (including any Person acting in a representative capacity) any rights or remedies against any Person.

3. Entire Agreement; Amendments. This Agreement sets forth the entire agreement between the parties with respect to the matters addressed herein, supersedes all prior communications, written or oral, with respect hereto, and may be amended only by a writing signed by each party hereto. The parties hereto acknowledge and agree that the Prior Termination Fee Agreement has been superseded by the terms hereof.

4. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to each of Elliott and Elliott International, to it at:

712 Fifth Avenue, 36th Floor

New York, New York 10019

Attention: Jesse Cohn

Facsimile No.: (212) 478-2871

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Robert B. Schumer

          Steven J. Williams

Facsimile No.: (212) 757-3990

If to Parent, to it at:

Maximus Holdings Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

With a copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, California 94105

Attention: Steve L. Camahort

Facsimile No.: (415) 616-1199

If to each of STG III and STG III-A, to it at:

STG III, L.P. and STG III-A, L.P.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

With a copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, California 94105

Attention: Steve L. Camahort

Facsimile No.: (415) 616-1199

or such other address or facsimile number as such party may hereafter specify by like notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

6. Consent to Jurisdiction. All actions and proceedings arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be heard and determined in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consent to jurisdiction set forth in this paragraph shall not constitute general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

7. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.

8. Termination. The obligations of the Elliott Parties under this Agreement shall terminate upon the earliest to occur of (i) the Elliott Parties’ payment in full of the amount set forth in Section 1 hereto, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms (other than a termination on or after the End Date by the Company pursuant to Section 10.01(b)(i) or Section 10.01(d)(ii) of the Merger Agreement (a “Potential Payment Termination”), (iv) in the event of a Potential Payment Termination, the earliest to occur of (A) if a claim for payment of any Obligation (as defined in the Limited Guarantee) has been made to Parent and Merger Sub or the STG Parties by a Guaranteed Party (as defined in the Limited Guarantee), then the issuance of a final non-appealable judicial order, settlement tantamount thereto, to the effect that none of Parent, Merger Sub or the STG Parties are obligated to make any payment with respect to the Obligations, and (B) the 181st day following a Potential Payment Termination if the Guaranteed Party has not presented a claim for payment of any Obligation to Parent and Merger Sub or the STG Parties during the 180-day period immediately following such Potential Payment Termination; and (v) the delivery of written notice of termination by the Elliott Parties to the STG Parties, following any amendment to the Merger Agreement effected without the prior written consent of the Elliott Parties which would reduce or change the form of consideration to be paid in the Merger, increase the amount of the Parent Termination Fee or change in a manner adverse to Parent or the Elliott Parties the circumstances under which the Parent Termination Fee is payable.

9. Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MAXIMUS HOLDINGS INC.

By:	/S/ WILLIAM F. CHISHOLM
Name:	William F. Chisholm
Title:	President

STG III, L.P.
STG III-A, L.P.

By:	STG III GP, L.P., their General Partner

By:	STG UGP, LLC, its General Partners

By:	/S/ WILLIAM F. CHISHOLM
Name:	William F. Chisholm
Title:	Managing Director

[Signature Page to Amended and Restated Termination Fee Agreement]

ELLIOTT ASSOCIATES, L.P.

By:	Elliott Capital Advisors, L.P., its General Partner

By:	Braxton Associates, Inc., its General Partner

By:	/S/ ELLIOT GREENBERG
Name:	Elliot Greenberg
Title:	Vice President

ELLIOTT INTERNATIONAL, L.P.

By:	Elliott international Capital Advisors Inc., as Attorney-in-Fact

By:	/S/ ELLIOT GREENBERG
Name:	Elliot Greenberg
Title:	Vice President

[Signature Page to Amended and Restated Termination Fee Agreement]